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EVERCORE PARTNERS INC.

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Performance, Compensation and Corporate Governance Review May 2017

2016 Was A Milestone Year in Evercore's History

In connection with seeking your support for our stockholder proposals included in this year's proxy statement, we wanted to review Evercore's outstanding performance, incentive aligning compensation practices and corporate governance improvements

Results	■ 2016 Advisory revenues of $1.07 billion up 27% versus FY 2015 and the highest in Evercore's history[1] ■ Adjusted EPS for FY 2016 grew 34% YoY on 18% revenue growth and 27% operating margins
Market Share	■ 2016 market share of global Advisory Fee Pool of 6%, up from 5% at year-end 2015 ■ EVR ranks #7 globally among all firms that publicly report advisory revenues and higher in the U.S. ■ Evercore ISI research ranked #3 in the U.S. (#2 on a weighted basis) by Institutional Investor
Talent	■ John Weinberg joined as Executive Chairman and Chairman of the Board ▶ A proven leader, deal maker and revenue generator ▶ Mr. Weinberg has already played a significant role in helping to shape our strategy and win key mandates ■ Added 5 new Advisory SMDs in 2016, broadening our Strategic Shareholder Advisory and Activist Defense practice, establishing our European ECM Advisory practice and strengthening our Energy and Industrials Practice ■ In 2017, we further announced the addition of three newly hired Advisory SMDs, as well as the promotion of four new Advisory SMDs ■ Equities Research expands coverage with the addition of 2 Senior Analysts in Insurance and Chemicals
Shareholder Return	■ Shareholder return of 30% for 2016[2] with capital returned to shareholders growing to $226 million in FY 2016 ■ Share repurchase program results in a negative net burn rate

1. In this presentation, all financial results, including revenue, income and EPS data, for all periods reflect non-GAAP Adjusted figures. A reconciliation to the equivalent GAAP amounts is available in Annex A to our 2017 Proxy Statement or, in the case of EPS data, in our quarterly earnings releases, which are available on the Investor Relations section at www.evercore.com
2. Total shareholder return for FY 2016 assumes dividends reinvested

EVERCORE
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Financial Performance – Strong Growth Sustained annual growth with a CAGR of 25% or greater in net revenues, net income and earnings per share Investment banking business drives financial performance delivering 90% of revenues and a higher percentage of profits Adjusted Net Revenues ($ in millions) Adjusted Net Income ($ in millions)

TSR Total Return to Shareholders1 Our total shareholder returns over the last five years has outperformed key indices and our most direct competitors The Stock Performance graph and related table demonstrates the performance of an investment in our Class A common stock from March 30, 2012 onwards in comparison with the S&P 500 Index, the S&P (Financials) Index, and EVR’s publicly traded independent peers. The graph assumes $100 was invested at the opening of business on March 30, 2012 in each of our Class A common stock, the S&P 500 Index, the S&P (Financials) Index, GHL and LAZ. Shareholder returns for MC, HLI and PJT are based on $100 being invested on the dates of their IPOs, which were April 16, 2014, August 13, 2015 and October 1, 2015, respectively Shareholder return assumes that dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance

Executive Compensation and Performance

Pay and performance are aligned in a way that is favorable to stockholders

	2016 TSR/Compensation	Y-o-Y Growth	Comments
TSR	30%	400%[1]	Investments in talent sustain growth and enable increasing returns to shareholders
Ralph Schlosstein, CEO	$6,500,000	8%	Compensation aligned with market w/ YoY growth materially below return to shareholders
John Weinberg Executive Chairman	–	N/A	Significant investment ($118 million) over five years focused on sustaining industry-leading growth. The majority of this investment replaces the estimated deferred compensation from his previous employer that he forfeited by virtue of joining Evercore
Roger Altman Senior Chairman	$5,500,000	(39%)	Compensation continues to be significantly influenced by individual contribution to annual revenue
Andrew Sibbald CEO Evercore International	$7,380,000	34%	Compensation significantly influenced by individual contribution to annual revenue
Robert Walsh CFO	$2,585,000	10%	Compensation aligned with market w/ YoY growth materially below return to shareholders

- For our executives who were NEOs in both 2015 and 2016, aggregate compensation in 2016 was essentially flat from 2015, while our financial results showed significantly greater improvements year over year.

1. Y-o-Y growth in Total Shareholder Return (TSR) is based on TSR of 30% and 6% for the 2016 and 2015 calendar years, respectively.

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Evercore Compensation Policies What We Do Pay for Performance. We tie pay to performance for our revenue generating and client-facing executives. By doing this, we are linking such executives’ compensation to the performance of Evercore and their individual performance, and our executives are therefore motivated to conduct the business in a manner that produces superior returns over the long-term A Significant Portion of Annual Bonuses is in the form of Equity and is subject to Multi-Year Vesting. Annual bonus RSUs vest over a four-year period, which is longer than the standard deferral period for many banks. This also helps us to retain key employees because our NEOs each own considerable unvested interests in Evercore through previous grants of RSUs, which they forfeit if they voluntarily leave the firm prior to the vesting of such RSUs. As a result, we believe our NEOs have a demonstrable and significant interest in remaining with Evercore and increasing shareholder value over the long term Offset Equity Award Dilution. We monitor the potentially dilutive impact of the equity component of our compensation programs and offset that impact entirely through stock repurchases In all cases, RSUs are delivered as a component of the agreed upon compensation, and not in addition to that compensation. In other words, the amount of compensation always is determined first, with the mix of cash and RSUs determined subsequently What We Don’t Do No Guaranteed Bonuses. We do not provide guaranteed bonuses to any of our NEOs. Other than base salaries, none of our NEOs’ compensation for 2016 was guaranteed. Instead, all of their compensation was at risk based on performance No Hedging Transactions or Short Sales. Since we went public in 2006, we also have had an employee trading policy which, among other things, prohibits all employees from hedging the economic risk of their company stock ownership

Evercore Compensation Policies New Policies Claw-back Policy. We adopted a claw-back policy to recapture incentive compensation awarded to SMDs in the event of misconduct by that SMD or a restatement of the financial results of the Company due to material noncompliance with financial reporting requirements No Pledging. We adopted a policy prohibiting executive officers and directors from pledging their equity securities Director Resignation Policy. We adopted a director resignation policy that provides if a director receives more “withhold” votes than “for” votes, then that director must promptly tender his or her resignation, which may or may not be accepted by the Nominating and Governance Committee Move to Annual Say-on-Pay Following consultation with stockholders, we are recommending that stockholders approve a non-binding resolution that the Company move to annual Say-on-Pay votes beginning with the 2018 Annual Meeting

Corporate Governance Board and Tenure Our Chairman & CEO positions are split, and we have a lead independent director who presides over meetings of non-management directors  67% of our nominees for director have been determined to be independent under the applicable NYSE rules and company guidelines 100% of our committee members are independent directors Average director nominee tenure is less than six years. Our board is well balanced in regard to tenure, combining the institutional and strategic understanding and continuity of longer term directors with the fresh insights and diverse perspectives brought by newer directors Our non-management directors meet regularly without management present All non-management directors receive RSUs as part of their annual compensation and must comply with equity ownership guidelines Director Nominee Tenure Independent Director Nominees

Appendix

Overview of Mr. Schlosstein's Compensation and Evercore's TSR

Mr. Schlosstein's Compensation for 2016, 2015, 2014, 2013 and 2012

Year	Salary ($)	Cash Portion of Bonus ($)	RSU Portion of Bonus ($)	Total Direct Compensation ($)	% Change from Pervious Year
2016	500,000	3,000,000	3,000,000	6,500,000	8.3%
2015	500,000	2,750,000	2,750,000	6,000,000	21.2%
2014	500,000	2,225,000	2,225,000	4,950,000	4.2%
2013	500,000	2,125,000	2,125,000	4,750,000	5.6%
2012	500,000	2,000,000	2,000,000	4,500,000	0.0%

Long-Term Shareholder Returns Outpace Those of Our Publicly-Traded Competitors

- Shareholder friendly capital deployment. Consistently returning more than 100% of earnings to shareholders
  - Dividend has grown 165% since 2008
  - Repurchased more than enough shares to offset the dilutive effect of bonus equity in each of the last 5 years
  - On April 25, 2016, the Board refreshed the stock buyback program, authorizing the repurchase of up to 7.5 million shares for up to $450 million

TSR Compared to Direct Public Company Peers[1]

	One Year	Five Years
Evercore	**54%**	**200%**
S&P 500 (Financials)	33%	104%
S&P 500	17%	87%
Greenhill	42%	(14%)
Houlihan Lokey	42%	N/A
Lazard	27%	107%
Moelis	48%	N/A
PJT Partners	47%	N/A

1. Return to investors calculated for the periods one and five year periods ending March 31, 2017; the return assumes that dividends are reinvested

EVERCORE

Evercore's New Executive Chairman: Principal Terms: Sign-On and Replacement Awards

The Initial Equity, Cash and Performance Awards are intended to provide a long term performance incentive at inception and, in part, replace forfeited deferred compensation: 100% of the sign-on awards are subject to delayed vesting (with 44% scheduled to vest in 2022 or later), 70% of the value of the awards depends on our long-term stock performance, and 50% of the value of the awards was subject to additional express performance criteria. The majority of these one-time sign-on awards replace the estimated deferred compensation from Mr. Weinberg's previous employer that he forfeited by virtue of joining Evercore.

Summary of Terms

Component	Detail		Recurring
Sign-on RSU Award	■ 900,000 RSUs (Grant Date Value of $58,842,000) ■ **Long-Term**: Vests over 5 years ending in 2022:		No
	December 31, 2016 (18%)	162,000	
	March 1, 2018 (14%)	126,000	
	March 1, 2019 (14%)	126,000	
	March 1, 2020 (14%)	126,000	
	March 1, 2021 (14%)	126,000	
	March 1, 2022 (26%)	234,000	
	■ **Tied to Employment**: Forfeited if Mr. Weinberg leaves before a vesting event ■ **Aligned with Stockholders**: Exposes Mr. Weinberg to downside stock risk		
Sign-on Performance Award	■ 400,000 Class I-P Units (Grant Date Value of $24,412,000) ■ **Long-Term**: 5 year cliff vesting in 2022 ■ **Tied to Employment**: Forfeited if Mr. Weinberg leaves before a vesting event ■ **Aligned with Stockholders**: Granted with stock price hurdles of $65 and $75 per share for 20 consecutive trading days (as shown below), which were met due to strong 2016-17 stock performance. Units derive value from underlying common stock, so expose Mr. Weinberg to downside stock risk even after meeting stock price hurdles		No
	Stock Price	**# of Class I-P Units Convertible to Class I Units (which are exchangeable for common stock)**	
	$65.00 - $74.99	200,000	
	$75.00 and greater	200,000	
Sign-on Cash Award	■ $35 million: ■ **Long-Term**: $11 million vests on March 1, 2019 and $6 million vests annually on March 1 from 2020 to 2023 ■ **Tied to Employment**: Forfeited if Mr. Weinberg leaves before a vesting event ■ **Performance-Based Adjustments**: Each tranche is adjustable down to 75% of the $35 million target or up to 200% of the target based on performance criteria to be established annually by the Compensation Committee		No
Guaranteed Bonus	■ No guaranteed bonus; portion of bonus will be deferred		N/A

1. Awards generally vest upon a termination without "Cause", due to death or disability or if Mr. Weinberg resigns for "Good Reason"

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